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Exhibit 99.3

PROGRESS SOFTWARE CORPORATION TO ACQUIRE NEON SYSTEMS
CREATING UNPARALLELED DATA CONNECTIVITY LEADER

Merger with DataDirect Operating Unit To Extend Data Connectivity Leadership, To Enable
Mainframe Integration for Service-Oriented Architectures (SOA) and Real-Time Event
Stream Processing

General Acquisition FAQs for External Audiences

Why is Progress Software Corporation acquiring NEON?

The DataDirect operating unit of Progress Software is the clear market leader for standards-based data connectivity. Its products work across all major relational databases and platforms except mainframes. NEON is the leading independent company providing access to mainframe data and applications through a variety of methods and standards. This acquisition will offer customers a single, comprehensive source for data connectivity products.

The NEON acquisition will extend Progress' ability to deliver data connectivity, web services for Service-Oriented Architectures (SOA), and real-time event stream processing. Progress's Sonic Software and Real Time operating units can now make the mainframe an equal participant in any SOA deployment. NEON's Shadow RTE product enables standards-based mainframe integration support of web services for SOA and real-time events processing.

What is the vision for DataDirect with NEON?

The combination of DataDirect and NEON establishes DataDirect as the unparalleled leader in data connectivity

Will the new entity have its own name or keep its current name?

NEON will be merged totally into the DataDirect operating unit of Progress, and therefore will adopt the DataDirect name.

Who is NEON?

NEON is a leading independent vendor of standards-based software for access to data and applications stored on mainframes, where many large companies run some of their most critical business applications. NEON products support SQL access through ODBC and JDBC and also enable web services integration with mainframe data and applications for service oriented architectures and real-time event processing.

NEON was founded in 1991 and has been publicly traded since 1999. They have about 90 employees and reported revenue of just over $20M for the past twelve months. The company's headquarters is in Sugar Land (Houston), TX and they have other offices in Miami, FL, Quebec, Canada, and Windsor, UK.

What does the combination of DataDirect and NEON bring to the market?

The combination of DataDirect and NEON creates an unparalleled leader in data connectivity and mainframe integration software and services.

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  DataDirect has long been the leader in standards-based data access such as ODBC, JDBC, and ADO.NET.

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  NEON is the only independent vendor providing comprehensive mainframe data access.

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  The combination offers customers a single vendor for all data access needs and creates the industry's only comprehensive data connectivity vendor.

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  The NEON acquisition brings together the industry's top data connectivity talent, technology, partners and customers.

DataDirect, together with NEON, can now address all facets of mainframe integration, specifically, data-level access, SOA and Web services, real-time Events and Transactional Integration, and Presentation Integration for Screen-based applications.

Will any NEON or DataDirect employees have to relocate? Will any office locations be changed?

There are no current plans to relocate any employee nor close or relocate any offices.

Will there be any layoffs associated with the transaction?

Progress is acquiring NEON for its people and technology. After the transaction closes, both companies will assess if any functions can be made more efficient without disrupting the normal business operations.

What are the specific product and business synergies?

DataDirect customers will now be able to use industry standard interfaces such as ODBC, JDBC and ADO.NET and web services to access mainframe data sources and mainframe processes.

NEON customers will now have a single source for data connectivity to mainframe data sources as well as all major relational databases such as Oracle, DB2, SQL Server, Sybase, Informix, and Progress.

The mainframe can now be a full participant in SOA deployments, benefiting both Sonic and Real Time customers.

What are the financial details behind the acquisition?

With the announcement of the transaction, a wholly-owned subsidiary of Progress is initiating a $6.20 per share cash tender offer for all of NEON's shares outstanding. The transaction is valued at $68 million in aggregate. The closing date of the acquisition is dependent upon the results of the tender offer.

PSC anticipates first year revenue related to the acquisition to be in the range of $15 million.

What is the impact on NEON's customers, distributors, and partners?

NEON's nearly 500 customers include prominent names such as Morgan Stanley, Merrill Lynch, Wells Fargo, and Boeing. As part of the announcement activities, we are contacting those customers—as well as prospects currently part of the sales pipeline—to explain the acquisition and its underlying strategy. We are confident that NEON customers and prospects will benefit significantly with the incorporation of NEON into an organization that has the size and financial stability of Progress.

As part of DataDirect, NEON will continue to offer its customers the same great mainframe data access products that they have come to expect with significant enhancement over time. In addition, NEON customers will have a single source for all their data connectivity requirements—regardless of platform, operating environments, or data source.

How do current NEON customers continue to purchase NEON products?

The ability to purchase NEON products will not be affected. Current and or potential customers can purchase products directly from existing sales representatives and channels.

Where do NEON customers go for product support?

The support process has not changed. Customers can continue to contact NEON through the same channels they already use.

Does this acquisition affect existing NEON contracts?

Not at all. Contracts for existing NEON customers will be honored by Progress Software Corporation.

How does this acquisition affect current NEON partnerships?

We expect that NEON partners will view the acquisition positively.

All existing partners, distributors and resellers will be contacted over the coming days to answer and questions and explain how this acquisition can benefit them.

What type of company would typically be interested in NEON products?

Large corporations worldwide who use mainframes to run business critical applications and need to access mainframe data and applications from non-mainframe systems.

What is the impact on DataDirect customers?

This acquisition extends DataDirect's reach to the mainframe—providing customers with a single vendor for all of their data connectivity requirements.

DataDirect customers will soon be able to use industry standard interfaces such as ODBC, JDBC, ADO.NET and web services to access mainframe data sources such as DB2, IMS/DB, VSAM, Adabas, CICS/TS, IMS/TM, CA-IDMS, and Natural.

What product plans exist for the NEON portfolio?

DataDirect will continue to offer and enhance NEON's product offerings.

What are the NEON products?

Shadow RTE enables standards-based mainframe integration support of Web services for Service-Oriented Architecture (SOA), real-time events for Event-Driven Architecture (EDA), SQL for direct data access and transactional support, as well as automatic presentation layer generation for extending screen-based applications to the Web.

Shadow RTE provides a robust technical architecture to support the broad range of business requirements for mainframe integration. As a framework upon which organizations can integrate mission critical mainframe resources into a Real-Time Enterprise, Shadow RTE provides support for the following NEON offerings:

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  Shadow z/Services—mainframe Web services

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  Shadow z/Events—real-time events

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  Shadow z/Direct—direct data/program access

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  Shadow z/Components—Java and.NET components

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  Shadow z/Presentation—Web-enablement of mainframe assets

What do the NEON products add to the Sonic Software portfolio?

The mission critical nature of mainframe systems makes NEON and its Shadow RTE product portfolio a critical piece of IT infrastructure for modern services-oriented architecture (SOA) deployments. By acquiring NEON, Progress' Sonic Software can now make the mainframe an equal participant in SOA deployments.

Sonic Software's customers will now be able to tie-in mainframe systems to their SOA deployments through NEON's z/Services and z/Events products.

What do the NEON products add to the Real Time portfolio?

The mission critical nature of mainframe systems makes NEON and its Shadow RTE product portfolio a critical piece of IT infrastructure for modern services-oriented architecture deployments. By acquiring NEON, Progress' Real Time customers can now use NEON's z/Events products to add mainframe events to their deployments.

Additional Information

The tender offer contemplated by the Merger Agreement by and among NEON Systems, Inc., Progress Software Corporation and Noble Acquisition Corp. entered into as of December 19, 2005 has not yet commenced, and this announcement is not an offer, a solicitation or a recommendation with respect to such tender offer. We urge investors and security holders to read the following documents, when they become available, regarding the Merger Agreement and the contemplated tender offer, because they will contain important information:

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  Progress' Tender Offer Statement on Schedule TO, including the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery; and

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  NEON Systems Solicitation/Recommendation Statement on Schedule 14D-9.

These documents and amendments to these documents will be filed with the United States Securities and Exchange Commission when the tender offer commences. When these and other documents are filed with the SEC, they may be obtained free at the SEC's web site at http://www.sec.gov. Free copies of each of these documents (when available) can also be obtained from the information agent for the offer, which will be announced.

Safe Harbor Language

Except for the historical information and discussions contained herein, statements contained in this release about Progress, NEON and the acquisition may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing of the consummation of the tender offer and merger, the expected benefits of the acquisition to Progress and customers of the combined company, integration plans, and the effect of the acquisition on the financial condition and results of operations of the combined company. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to the following: uncertainties as to the timing of the tender offer and merger, the uncertainty as to how many NEON stockholders will tender their shares, the risk that competing offers will be made, the possibility that other closing conditions to the tender offer or merger may not be satisfied, the risk that Progress may encounter unanticipated difficulties or delays in integrating the business and products of NEON with its own, the risk that important customers, suppliers, business partners or key executives of NEON might terminate their business relationships with NEON, which could detract from the expected benefits of the acquisition, an unexpected increase in costs related to the acquisition, the receipt and shipment of new orders for the combined company, the timely release of enhancements to the combined company's products, the growth rates of certain market segments, the positioning of the combined company's products in those market segments, variations in the demand for customer service and technical support from the combined company, pricing pressures and the competitive environment in the software industry, business and consumer use of the Internet, and the combined company's ability to penetrate international markets and manage its international operations. Progress and NEON disclaim any intent or obligation to update publicly any forward-looking statements whether in response to new information, future events or otherwise. For further information regarding risks and uncertainties associated with Progress and NEON and information concerning the acquisition, please refer to Progress's and NEON's filings with the

Securities and Exchange Commission, including Progress's and NEON's annual reports on Form 10-K for the fiscal years ending 2004 and subsequently filed reports.

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  Exhibit 99.3